Limited Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Vladimir Galkin the undersigned’s true and lawful attorney and agent with power to execute and file with the Securities and Exchange Commission on behalf of the undersigned, any forms required to be filed by the undersigned under the Securities Act of 1933 or pursuant to regulations under the Securities Exchange Act of 1934 in connection with transactions engaged in or to be engaged in by the undersigned in securities of Innovative Eyeware Inc. and any and all amendments to such forms, and any and all instruments or documents as part of or in connection with such forms and amendments. This Limited Power of Attorney shall remain in effect until modified or revoked.

IN WITNESS WHEREOF, the undersigned has subscribed these presents this 18th day of September 2024.

/s/ Angelica Galkin

Trustee,

Angelica Galkin Revocable Trust,

Dated April 21, 2018